Exhibit 99.1
PRESS RELEASE
Source: Handy & Harman Ltd.

Handy & Harman Ltd. Reports Third Quarter Financial Results;
Provides Outlook for Full-Year 2016

WHITE PLAINS, N.Y., November 1, 2016 - Handy & Harman Ltd. (NASDAQ(CM): HNH), a diversified global industrial company, today announced operating results for the third quarter and nine months ended September 30, 2016, which are summarized in the following paragraphs. For a full discussion of the results, please see the Company's Form 10-Q as filed with the U.S. Securities and Exchange Commission, which can be found at www.handyharman.com.

HNH reported an increase in net sales to $230.8 million for the 2016 third quarter, compared with $181.1 million for the same period in 2015. Income from continuing operations before tax and equity investment was $13.0 million in the third quarter of 2016, compared with $14.8 million in the 2015 period. Income from continuing operations, net of tax, for the third quarter of 2016 was $8.0 million, or $0.66 per basic and diluted common share, compared with $4.4 million, or $0.37 per basic and diluted common share, for the same period in 2015.

For the nine months ended September 30, 2016, net sales grew to $592.4 million, from $485.6 million for the same period in 2015. Income from continuing operations before tax and equity investment was $24.6 million, compared with $33.1 million in the 2015 period. Income from continuing operations, net of tax, for the nine-month period was $7.8 million, or $0.63 per basic and diluted common share, compared with $14.0 million, or $1.26 per basic and diluted common share, for the same period in 2015.

Results for the third quarter and nine-month periods ended September 30, 2016 and 2015 include certain significant acquisition and integration-related charges associated with the Company's recently completed acquisitions, as well as other non-cash asset impairment charges resulting from HNH's continual focus on operational productivity and site rationalization. In particular, for the nine months ended September 30, 2016, the Company recorded non-cash asset impairment charges totaling $10.4 million, as well as acquisition costs totaling $3.2 million and non-cash charges of $1.9 million due to the amortization of the fair value adjustments to acquisition-date inventories. Comparable charges during the nine months ended September 30, 2015 included acquisition costs totaling $1.0 million and non-cash charges of $3.6 million due to the amortization of the fair value adjustments to acquisition-date inventories.

HNH generated Adjusted EBITDA of $33.4 million for the third quarter of 2016, compared with $27.0 million for the same period in 2015, an increase of 23.8%. For the nine-month period, the Company generated Adjusted EBITDA of $77.8 million, compared with $60.1 million for the same period in 2015, an increase of 29.5%. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of Adjusted EBITDA.

As previously announced, on September 30, 2016, HNN completed the acquisition of substantially all of the net assets of the Electromagnetic Enterprise division ("EME") of Hamilton Sundstrand Corporation for approximately $64.5 million in cash. EME designs, manufactures and assembles complex, custom engineered electric motors and generators, including a wide range of customized electromagnetic products with high efficiencies and high power densities that provide unique, turnkey solutions for a blue-chip industrial customer base.

"Through several recent successful acquisitions, Handy & Harman has strengthened its product portfolios, diversified its customer base and enhanced its brand," said Bill Fejes, President and CEO of Handy & Harman Group Ltd. "The EME acquisition, in particular, augments our Electrical Products segment, while providing a solid platform for future growth. We are continuing to focus on both organic and strategic growth opportunities, as well as on operational initiatives that will further strengthen our business, to drive long term value for our customers and stockholders."

Based on current information, the Company anticipates full-year 2016 net sales and Adjusted EBITDA in the ranges of $798 million to $843 million, and $98 million to $103 million, respectively. These forecasts include the expected operating results for EME from the date of acquisition.

Financial Summary

	Three Months Ended		Nine Months Ended
(in thousands, except per share)	September 30,		September 30,
	2016	2015	2016	2015
Net sales	$230,760	$181,139	$592,437	$485,596
Gross profit	65,675	47,105	161,355	133,659
Gross profit margin	28.5%	26.0%	27.2%	27.5%
Operating income	15,183	15,969	29,963	36,628
Income from continuing operations before tax and equity investment	13,016	14,816	24,598	33,100
Tax provision	6,790	6,351	11,788	13,862
(Gain) loss from associated company, net of tax	(1,809)	4,047	5,053	5,286
Income from continuing operations, net of tax	8,035	4,418	7,757	13,952
Net income from discontinued operations	—	195	—	90,133
Net income	$8,035	$4,613	$7,757	$104,085
Basic and diluted income per share of common stock
Income from continuing operations, net of tax, per share	$0.66	$0.37	$0.63	$1.26
Discontinued operations, net of tax, per share	—	0.02	—	8.12
Net income per share	$0.66	$0.39	$0.63	$9.38

Segment Results

Income Statement Data	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2016	2015	2016	2015
Net sales:
Joining Materials	$45,013	$45,360	$134,006	$144,094
Tubing	19,088	19,382	59,411	61,330
Building Materials	78,326	73,475	218,062	207,841
Performance Materials	25,217	28,065	76,201	28,065
Electrical Products	48,349	—	60,143	—
Kasco	14,767	14,857	44,614	44,266
Total net sales	$230,760	$181,139	$592,437	$485,596
Segment operating income (loss):
Joining Materials	$2,063	$4,336	$12,605	$16,177
Tubing	3,190	3,799	10,960	10,226
Building Materials	14,832	13,685	33,788	28,943
Performance Materials	(443)	(2,400)	(7,408)	(2,400)
Electrical Products	241	—	(3,022)	—
Kasco	941	1,364	2,489	3,062
Total segment operating income	20,824	20,784	49,412	56,008
Unallocated corporate expenses and non-operating units	(3,845)	(3,222)	(13,707)	(13,783)
Unallocated pension expense	(1,821)	(1,761)	(6,104)	(5,906)
Gain from asset dispositions	25	168	362	309
Operating income	15,183	15,969	29,963	36,628
Interest expense	(2,071)	(1,208)	(4,486)	(3,483)
Realized and unrealized (loss) gain on derivatives	(275)	168	(814)	273
Other income (expense)	179	(113)	(65)	(318)
Income from continuing operations before tax and equity investment	$13,016	$14,816	$24,598	$33,100

Supplemental Non-GAAP Disclosures

Adjusted EBITDA	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2016	2015	2016	2015
Income from continuing operations, net of tax	$8,035	$4,418	$7,757	$13,952
(Deduct) Add:
(Gain) loss from associated company, net of tax	(1,809)	4,047	5,053	5,286
Tax provision	6,790	6,351	11,788	13,862
Interest expense	2,071	1,208	4,486	3,483
Non-cash derivative and hedge loss (gain) on precious metal contracts	275	(168)	814	(273)
Non-cash adjustment to precious metal inventory valued at LIFO	293	186	578	(240)
Depreciation and amortization	11,434	5,897	23,784	12,547
Non-cash pension expense	1,821	1,761	6,104	5,906
Non-cash asset impairment charges	2,540	—	10,398	—
Non-cash stock-based compensation	275	663	1,207	2,714
Amortization of fair value adjustments to acquisition-date inventories	940	3,347	1,924	3,599
Other items, net	714	(744)	3,895	(752)
Adjusted EBITDA	$33,379	$26,966	$77,788	$60,084

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the U.S. Securities and Exchange Commission ("SEC"), including "Adjusted EBITDA." The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about HNH, its business, and its financial condition. The Company defines Adjusted EBITDA as income or loss from continuing operations before the effects of gains or losses from investment in associated company, realized and unrealized gains or losses on derivatives, interest expense, taxes, depreciation and amortization, LIFO liquidation gains or losses, and non-cash pension expense, and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting, and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S. ("U.S. GAAP"), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized and unrealized losses on derivatives, interest expense, and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect gains or losses from the Company's investment in associated company;

•	Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses on derivatives and any LIFO liquidations of its precious metal inventory;

•	Adjusted EBITDA does not reflect the Company's interest expense;

•	Adjusted EBITDA does not reflect the Company's tax provision or the cash requirements to pay its taxes;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not include non-cash charges for pension expense and stock-based compensation;

•	Adjusted EBITDA does not include discontinued operations; and

•	Adjusted EBITDA does not include certain other non-recurring and non-cash items.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its U.S. GAAP financial measures, is the most informed method of analyzing HNH.

The Company reconciles Adjusted EBITDA to income or loss from continuing operations, net of tax, and that reconciliation is set forth above. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

About Handy & Harman Ltd.

Handy & Harman Ltd. is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its wholly-owned operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH's diverse product offerings are marketed throughout the United States and internationally.

HNH's companies are organized into six businesses: Joining Materials, Tubing, Building Materials, Performance Materials, Electrical Products, and Kasco.

The Company sells its products and services through direct sales forces, distributors, and manufacturer's representatives. HNH serves a diverse customer base, including the construction, electrical, electronics, transportation, power control, utility, medical, oil and gas exploration, aerospace and defense, and food industries.

The Company's business strategy is to enhance the growth and profitability of the HNH business units and to build upon their strengths through internal growth, the Steel Business System, and strategic acquisitions. Management expects HNH to continue to focus on high margin products and innovative technology. Management has evaluated and will continue to evaluate, from time to time, potential strategic and opportunistic acquisition opportunities, as well as the potential sale of certain businesses and assets.

The Company is based in White Plains, N.Y., and its common stock is listed on the NASDAQ Capital Market under the symbol HNH. Website: www.handyharman.com

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect HNH's current expectations and projections about its future results, performance, prospects, and opportunities. HNH has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate," and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2016 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, HNH's need for additional financing and the terms and conditions of any financing that is consummated, customers' acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, the possible volatility of the Company's stock price, and the potential fluctuation in its operating results. Although HNH believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2015, for information regarding risk factors that could affect the Company's results. Except as otherwise required by Federal securities laws, HNH undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

CONTACT:	PondelWilkinson Inc.
Roger S. Pondel, 310-279-5965
rpondel@pondel.com